Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California Municipal Money Market Fund and Spartan California Municipal Money Market Fund (the Funds) of our reports dated April 3, 1997 on the financial statements and financial highlights included in the February 28, 1997 Annual Reports to Shareholders of the Funds.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Dallas, Texas
August 21, 1997